Exhibit 10.1

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS EXHIBIT. THE REDACTIONS ARE INDICATED WITH “[**]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

RENEWABLE ISOOCTANE
PURCHASE AND SALE AGREEMENT

dated February 21, 2019

by and between

GEVO, INC.

and

HCS GROUP GmbH

i

ii

Attachments

Attachment A          Renewable Isooctane Specifications
Attachment B          Form of Joinder Agreement

iii

RENEWABLE ISOOCTANE
PURCHASE AND SALE AGREEMENT

This RENEWABLE ISOOCTANE PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of this 21st day of February, 2019 (“Execution Date”) by and between GEVO, INC., a Delaware corporation having its principal office at 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112 (“Seller”) and HCS GROUP GmbH, a German corporation having its principal office at Hamburg-Mitte, Schlengendeich 17, 21107 Hamburg, Germany (“Buyer”). Seller and Buyer may be referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

A.     Buyer is engaged in the research, development, production, and distribution of alternative specially adapted fuels and seeks a supply of Renewable Isooctane (as defined below) for use as an additive in certain of such fuels;

B.     Seller has a demonstration project in Silsbee, TX capable of producing up to 50,000 gallons per year of Renewable Isooctane (the “Existing Project”);

C.     Seller is developing an interim skid-mounted production solution that is expected to be capable of producing up to 500,000 gallons per year of Renewable Isooctane, which is expected to be located adjacent to the existing facility owned by Seller’s Affiliate at 502 South Walnut Avenue, Luverne, Minnesota 56156 or at such other locations as may be selected by Seller (the “Interim Project”); and

C.     Seller is also developing a new project that is expected to be capable of producing up to 5,000,000 gallons per year of Renewable Isooctane, which project is expected to be located adjacent to the existing facility owned by Seller’s Affiliate at 502 South Walnut Avenue, Luverne, Minnesota 56156 or at such other locations as may be selected by Seller (the “Expansion Project” and, together with the Existing Project and the Interim Project, the “Production Facilities”); and

D.     Seller desires to sell and deliver Renewable Isooctane to Buyer, and Buyer or its Subsidiaries desire to purchase and receive such Renewable Isooctane from Seller, all pursuant to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual agreements and covenants set forth in this Agreement and the mutual benefits to be derived by the Parties, Seller and Buyer agree as follows:

Article 1
Definitions

Section 1.1     Definitions. Except where otherwise indicated, capitalized terms used in this Agreement shall have the definitions set forth in this Section 1.1:

“Additional Buyer” has the meaning specified in Section 3.8.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the direct or indirect ownership of fifty percent (50%) or more of the voting rights in a Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or otherwise.

“Agreement” has the meaning set forth in the Preamble. The Agreement consists of (i) Primary Terms, and (ii) the documents identified as Attachments (and the documents listed or referenced in such Attachments), as any of the foregoing may be amended, modified or supplemented from time to time pursuant hereto.

“API MPMS” means the American Petroleum Institute Manual of Petroleum Measurement Standards.

“Applicable Law” means, in relation to matters covered by this Agreement, all applicable laws, statutes, rules, regulations, ordinances, codes, standards and rules of common law, and judgments, decisions, interpretations, orders, directives, injunctions, writs, decrees, stipulations, or awards of any applicable Governmental Authority or duly authorized official, court or arbitrator thereof, including all Governmental Authorizations, in each case, now existing or which may be enacted or issued after the Execution Date.

“As Available Basis” means that Seller has Renewable Isooctane available for sale from the Production Facilities for supply to Buyer.

“ASTM” means ASTM International, formerly known as the American Society for Testing and Materials.

“Bankruptcy Event” means, with respect to any Person: (a) such Person institutes a voluntary case, files a petition or consents or otherwise institutes any similar proceedings seeking liquidation, reorganization, dissolution, winding-up, to be adjudicated a bankrupt or for any other relief under the Bankruptcy Law, or consents to the institution of an involuntary case thereunder against it; (b) such Person makes a general assignment for the benefit of creditors; (c) such Person applies under Bankruptcy Law for, or by its consent or acquiescence there shall be an appointment of, a receiver, liquidator, sequestrator, trustee or other officer with similar powers with regard to such Person or to any material part of such Person’s property; (d) such Person admits in writing its inability to pay its debts generally as they become due; (e) an involuntary case or any similar proceeding shall be commenced under the Bankruptcy Law against such Person and (A) the petition commencing the involuntary case or similar proceeding is not timely challenged, (B) the petition commencing the involuntary case or similar proceeding is not dismissed within sixty (60) Days of its filing, (C) an interim trustee is appointed to take possession of all or a portion of the property, and/or to operate all or any part of the business of such Person and such appointment is not vacated within sixty (60) Days of such appointment or (D) an order for relief shall have been issued or entered therein; or (f) a court adjudges such Person to be bankrupt or makes an order requiring the liquidation, dissolution or winding up of such Person.

“Bankruptcy Law” means Title 11 of the United State Code and any other state or federal insolvency, reorganization, moratorium or similar law for the relief of debtors.

“Bio-based Isobutanol” means any isobutanol that is produced from bio-mass and is not derived from petroleum products.

“Business Day” means any Day (other than Saturdays, Sundays and national holidays in the United States of America) on which banks are normally open to conduct business in the United States of America.

“Buyer” has the meaning set forth in the Preamble but shall include those Subsidiaries of Buyer who become Additional Buyers in accordance with Section 3.8.

“Buyer Indemnitee” means Buyer, Buyer’s Affiliates, and each of their respective officers, directors, managers, members, employees, agents, advisors, representatives, successors and assigns.

“Buyer Taxes” has the meaning specified in Section 8.2.

“Carrier” means a carrier hired by Buyer (and approved by Seller in advance) when arranging transportation of Renewable Isooctane from the Delivery Point.

“Claim” means any claim, action, dispute, proceeding, demand, or right of action, whether in law or in equity, of every kind and character.

“Claim Notice” has the meaning set forth in Section 14.4(a).

“Commercial Operations Date” means the date on which Seller determines that the Expansion Project is capable of producing product conforming to specification and in quantities in line with the design capacity thereof as necessary to enable Seller to perform its obligations under this Agreement.

“Confidential Information” means any information disclosed by either Party to the other Party, directly or indirectly, in writing, orally, or by inspection of tangible objects (including documents, prototypes, samples, plant, and equipment), which is designated as “Confidential,” “Proprietary,” or some similar designation, or that should reasonably be understood to be confidential from the context of disclosure. Confidential Information will not, however, include any information that the receiving Party can show by competent evidence: (a) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing Party; (b) becomes publicly known and made generally available after disclosure by the disclosing Party to the receiving party through no action or inaction of the receiving Party; (c) is already in the possession of the receiving Party at the time of disclosure by the disclosing party, as shown by the receiving Party’s files and records; (d) is obtained by the receiving Party from a Third Party without a breach of the Third Party’s obligations of confidentiality; or (e) is independently developed by the receiving Party without use of or reference to the disclosing Party’s Confidential Information.

“Day” shall mean a calendar day unless the term Business Days is used.

“Default Notice” has the meaning set forth in Section 15.2.

“Defaulting Party” has the meaning set forth in Section 15.1.

“Delivery Point” has the meaning set forth in Section 6.1.

“Delivery Schedule” has the meaning set forth in Section 6.4.

“Delivery Term” has the meaning set forth in Section 2.1.

“Demand Forecast” has the meaning set forth in Section 6.3.

“Dispute” has the meaning set forth in Section 17.1.

“Dollar” means one United States dollar.

“Event of Default” has the meaning set forth in Section 15.1.

“Execution Date” has the meaning set forth in the Preamble.

“Existing Project” has the meaning set forth in the Recitals.

“Expansion Project” has the meaning set forth in the Recitals.

“Financial Closing” means the earlier of: (i) the date upon which funds are available for distribution by the Lenders to Seller under the initial Financing for the construction of the Expansion Project; and (ii) the date upon which Seller has issued a notice to proceed to commence with construction of the Expansion Project.

“Financing” means each construction, interim, long-term debt or equity financing, refinancing, and/or credit support arrangement related to all or a portion of the development, construction, or operation of the Expansion Project.

“Force Majeure Event” has the meaning set forth in Section 12.1.

“Gallon” means a United States liquid gallon of 231 cubic inches when corrected to 60 degrees Fahrenheit

“Governmental Authority” means any federal, state, county, municipal, regional, native or tribal authority of the United States, any state thereof or the District of Columbia, or any other entity of a similar nature, exercising any executive, legislative, judicial, regulatory or administrative function of government.

“Governmental Authorizations” means, collectively, all permits, consents, decisions, licenses, approvals, certificates, confirmations or exemptions from, and all applications and notices filed with or required by, any Governmental Authority that are necessary for development, construction, ownership and operation of any of the Production Facilities, the purchase and sale of Renewable Isooctane pursuant to this Agreement, or the performance of any other obligation of either Party pursuant to this Agreement.

“Hazardous Substances” means any chemical, substance, medical or other waste, living organism or combination thereof which is or may be hazardous to the environment or human or animal health or safety due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytotoxicity, infectiousness or other harmful or potentially harmful properties or effects. “Hazardous Substances” shall include without limitation, petroleum hydrocarbons, including crude oil or any fraction thereof, asbestos, radon, polychlorinated biphenyls (PCBs), methane and all substances which now or in the future may be defined as “hazardous substances,” “hazardous wastes,” “extremely hazardous wastes,” “hazardous materials” or “toxic substances,” or which are otherwise listed, defined or regulated in any manner pursuant to any Applicable Law pertaining to protection of the environment or human or animal health or safety.

“Indemnified Party” has the meaning set forth in Section 14.4.

“Indemnifying Party” has the meaning set forth in Section 14.4.

“Intellectual Property” means recognized protectable intellectual property of a Person, such as patents, copyrights, corporate names, trade names, trademarks, trade dress, service marks, applications for any of the foregoing, software, firmware, trade secrets, mask works, industrial design rights, rights of priority, know how, design flows, methodologies and any and all intangible protectable proprietary information that is legally recognized.

“Interim Project” has the meaning set forth in the Recitals.

“Interim Project Operations Date” means the date on which Seller Determines that the Interim Project is capable of producing product conforming to specification and in quantities in line with the design capacity thereof as necessary to enable Seller to perform its obligations under this Agreement.

“Invoice” has the meaning set forth in Section 9.1.

“ISCC” means International Sustainability and Carbon Certification.

“Lender” means any Person or agent or trustee of such Person who agrees to provide Financing for the Expansion Project.

“Losses” all liabilities, losses, damages, fines, penalties, judgments, demands, and costs and expenses of any kind or nature, including reasonable attorneys’ and experts’ fees and expenses incurred in litigation or dispute resolution.

“Minimum Annual Contract Quantity” means the minimum quantity of Renewable Isooctane that Buyer is obligated to take and pay for and Seller is obligate to supply during each year of the Delivery Term, as set forth in Section 3.3.

“Maximum Annual Contract Quantity” means the maximum quantity of Renewable Isooctane that Seller will offer to Buyer and that Buyer may buy at his own discretion during each year of the Delivery Term, as set forth in Section 3.4.

“Mitigation Sale” has the meaning set forth in Section 3.2.

“Mitigation Sale Credit” has the meaning set forth in Section 3.2.

“Moratorium Period” has the meaning set forth in Section 15.2.

“Non-Defaulting Party” has the meaning set forth in Section 15.1.

“Notice to Proceed Date” means the date on which Seller issues a notice to proceed with respect to the construction of the Expansion Project.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Person” means an individual, partnership, corporation, limited liability company, company, business trust, joint stock company, trust, unincorporated association, joint venture, Government Authority or other entity of whatever nature.

“Price” has the meaning set forth in Section 8.1.

“Primary Terms” means the terms and provisions set forth in Article 1 through Article 18 of this Agreement.

“Prime Rate” means for any Day the rate of interest from time to time reported by The Wall Street Journal as the base rate on corporate loans posted by at least seventy-five percent (75%) of the nation’s thirty (30) largest banks for such date, or if such rate ceases to be published, such successor rate as mutually agreed between the Parties that approximates the same interest level.

“Production Estimate” has the meaning set forth in Section 6.3.

“Production Facilities” has the meaning set forth in the Recitals.

“REACH Regulation” means Regulation (EC) No 1907/2006 of the European Parliament and the Council of 18 December 2006 concerning the Registration, Evaluation, Authorization and Restriction of Chemicals (REACH).

“Release” means the release, spill, leak, pump, injection, deposit, discharge, dispersal, or improper disposal of a Hazardous Substance.

“Renewable Energy Directive” means Directive 2009/28/EC of the European Parliament and of the Council of 23 April 2009 on the promotion of the use of energy from renewable sources, as may be modified or replaced in a manner consistent with the Proposal for a Directive of the European Parliament and of the Council on the promotion of the use of energy from renewable sources (recast) COM/2016/0767 final/2 - 2016/0382 (COD), repealing Directive 2009/28/EC of the European Parliament and of the Council of 23 April 2009 on the promotion of the use of energy from renewable sources.

“Renewable Isooctane” means isooctane that is derived from Bio-based Isobutanol and comprised of a family of renewable C8 compounds that includes 2,2,3-trimethylpentane, 2,2,4-trimethylpentane, 2,3,3-trimethylpentane, and 2,3,4-trimethylpentane.

“Reserved Amount” has the meaning set forth in Section 3.6.

“RSB” means the Roundtable on Sustainable Biomaterials.

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnitee” means Seller, Seller’s Affiliates, and each of their respective officers, directors, managers, members, employees, agents, advisors, representatives, successors and assigns.

“Seller Taxes” has the meaning set forth in Section 8.2.

“Shortfall Quantity” means an amount equal to the difference between the applicable Minimum Annual Contract Quantity and the actual quantity of Renewable Isooctane purchased by Buyer.

“Specifications” has the meaning set forth in Attachment A, as modified from time to time by the Parties in accordance with Section 5.2.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing member, general partner or analogous controlling Person of such limited liability company, partnership, association or other business entity.

“Sustainability Certification” means a certification demonstrating compliance with the sustainability criteria pursuant the Renewable Energy Directive, issued by a voluntary national or international certification scheme recognized by the European Commission, including, but not limited to, ISCC or RSB.

“Target Commercial Operations Date” has the meaning set forth in Section 2.2.

“Target Interim Operations Date” has the meaning set forth in Section 2.2.

“Target NTP Date” has the meaning set forth in Section 2.2.

“Tax” or “Taxes”   means all federal, state, local, and foreign net income, gross income, profits, franchise, margin, sales, use, value added, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, motor fuel, special fuel, gasoline, petroleum products, bio-fuel, petroleum products delivery, motor fuel transporter, diesel, oil company franchise, environmental, spill, or withholding taxes or other assessments, duties, fees or charges imposed by any Governmental Authority, including any interest, penalties, or additions to tax that may be imposed with respect thereto.

“Term” has the meaning set forth in Section 2.1.

“Territory” means all member countries comprising the European Union including United Kingdom (independent of an exit).

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Transport Container” means any Transport Container, rail car, marine vessel, storage vessel, or other mechanism owned, leased, hired, or otherwise arranged for by Buyer, by which Renewable Isooctane is transported from the Delivery Point.

Section 1.2     Interpretation. Unless the context of the Agreement otherwise requires: (a) the headings contained in the Agreement are used solely for convenience and do not constitute a part of the Agreement between the Parties, nor should they be used to aid in any manner to construe or interpret the Agreement; (b) the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural words; (c) the terms “hereof”, “herein” “hereto” and similar words refer to this entire Agreement and not to any particular Article, Section, Appendix, Attachment, Exhibit or any other subdivision of the Agreement; (d) references to “Article”, “Section”, “Appendix”, “Attachment” or “Exhibit” are to the Agreement unless specified otherwise; (e) reference to “the Agreement”, an Appendix, Attachment, or Exhibit hereto or any other agreement or document shall be construed as a reference to such agreement or document as the same may be amended, modified, supplemented or restated, and shall include a reference to any document which amends, modifies, supplements or restates, or is entered into, made or given pursuant to or in accordance with its terms; (f) references to any law, statute, rule, regulation, notification or statutory provision (including Applicable Laws and Governmental Authorizations) shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or reenacted; (g) references to any Person or Party shall be construed as a reference to such Person’s or Party’s successors and permitted assigns; and (h) references to “includes,” “including” and similar phrases shall mean “including, without limitation.” The Parties collectively have prepared the Agreement, and none of the provisions hereof shall be construed against one Party on the ground that such Party is the author of the Agreement or any part hereof.

Section 1.3     Order of Precedence. In case of conflict between the Primary Terms, amendments to the Agreement and the Appendices, the order of precedence for interpretation shall be: (a) amendments to this Agreement, with those of a later date having precedence over those of an earlier date; (b) these Terms; and (c) Appendices. In the event of a conflict among, or within, any provisions within any one of the levels set forth in the foregoing order of precedence, the more stringent or higher quality requirements of such provisions which are applicable to the obligations of Seller shall take precedence over the less stringent or lesser quality requirements applicable thereto.

Article 2
Term; Early Termination

Section 2.1     Term. The term of this Agreement shall commence on the Execution Date and shall expire on the tenth (10th) anniversary of the Commercial Operations Date (the “Term”). The “Delivery Term” shall commence on January 1, 2019 and shall expire concurrently with the expiration of the Term.

Section 2.2     Early Termination.

(a)     With respect to the Expansion Project, Seller shall use reasonable efforts to cause the Notice to Proceed Date to occur on or before the second (2nd) anniversary of the Execution Date (as may be extended hereunder, the “Target NTP Date”). The Target NTP Date shall be subject to extension on a day-for-day basis for each Day that the achievement of the Notice to Proceed Date is delayed by a Force Majeure Event or by acts or omissions of Buyer up to a maximum of 120 days. If the Notice to Proceed Date has not occurred by the Target NTP Date (as may be extended), then for so long as the Notice to Proceed Date has not occurred, either Party shall be permitted to terminate this Agreement by furnishing the other Party with written notice of termination specifying a date of termination of this Agreement, which termination date shall be no earlier than sixty (60) days after the date of such notice; provided, however, that (i) the right to so terminate this Agreement shall expire if the Notice to Proceed Date occurs and (ii) any notice of such termination previously issued shall be automatically deemed withdrawn and of no force or effect, if the Notice to Proceed Date occurs prior to the termination date specified in such notice of termination.

(b)     With respect to the Interim Project, Seller shall use reasonable efforts to cause the Interim Operations Date to occur on or before the second (2nd) anniversary of the Execution Date (as may be extended hereunder, the “Target Interim Operations Date”). The Target Interim Operations Date shall be subject to extension on a day-for-day basis for each Day that the achievement of the Interim Operations Date is delayed by a Force Majeure Event or by acts or omissions of Buyer up to a maximum of 120 days. If the Interim Operations Date has not occurred by the Target Interim Operations Date (as may be extended), then for so long as the Interim Operations Date has not occurred, either Party shall be permitted to terminate this Agreement by furnishing the other Party with written notice of termination specifying a date of termination of this Agreement, which termination date shall be no earlier than sixty (60) days after the date of such notice; provided, however, that (i) the right to so terminate this Agreement shall expire if the Interim Operations Date occurs, and (ii) any notice of such termination previously issued shall be automatically deemed withdrawn and of no force or effect, if the Interim Operations Date occurs prior to the termination date specified in such notice of termination.

(c)     With respect to the Expansion Project, Seller shall use reasonable efforts to cause the Commercial Operations Date to occur on or before the fifth (5th) anniversary of the Execution Date (as may be extended hereunder, the “Target Commercial Operations Date”). The Target Commercial Operations Date shall be subject to extension on a day-for-day basis for each Day that the achievement of the Commercial Operations Date is delayed by a Force Majeure Event or by acts or omissions of Buyer up to a maximum of 120 days. If the Commercial Operations Date has not occurred by the Target Commercial Operations Date (as may be extended), then for so long as the Commercial Operations Date has not occurred, either Party shall be permitted to terminate this Agreement by furnishing the other Party with written notice of termination specifying a date of termination of this Agreement, which termination date shall be no earlier than sixty (60) days after the date of such notice; provided, however, that (i) the right to so terminate this Agreement shall expire if the Commercial Operations Date occurs and (ii) any notice of such termination previously issued shall be automatically deemed withdrawn and of no force or effect, if the Commercial Operations Date occurs prior to the termination date specified in such notice of termination.

(d)     In the event of a termination pursuant to this Section 2.2, the Parties shall be released and discharged from any obligations arising or accruing hereunder from and after the date of such termination and shall not incur any additional liability to each other as a result of such termination; provided that, for sake of clarity, such termination shall not discharge or relieve either Party from any obligation that has accrued prior to such termination.

Article 3
Purchase and Sale of Renewable Isooctane

Section 3.1     Purchase and Sale of Renewable Isooctane. Subject to the terms and conditions in this Agreement, during the Delivery Term Seller shall sell and deliver, or cause to be delivered, and Buyer shall purchase and receive, or cause to be received, Renewable Isooctane at the Delivery Point on an As Available Basis in amounts up to the applicable Maximum Annual Contract Quantity. For sake of clarity, Seller’s obligations in respect of the sale of Renewable Isooctane hereunder are in all cases on an As Available Basis, and Seller shall have no liability for any failure to produce Renewable Isooctane for delivery hereunder for any reason with exception of the then-applicable Minimum Annual Contract Quantity.

Section 3.2     Take or Pay. For clarification and not in limitation of the foregoing, the obligation of Buyer to purchase the Minimum Annual Contract Quantity of Renewable Isooctane hereunder during the Delivery Term is a “take or pay” obligation and fully binding upon and enforceable against Buyer throughout the Delivery Term, all as more further described in Section 3.3, subject, however, to Section 3.11, if applicable. If Buyer fails to purchase the applicable Minimum Annual Contract Quantity in a certain year, Buyer shall pay to Seller the applicable purchase price for the Shortfall Quantity, provided that if, as a result of Buyer’s failure Seller has not actually incurred the cost of production for all or a portion of the Shortfall Quantity, then Buyer’s payment obligation under this Section 3.2 shall be reduced by the amount of those variable costs of production that Seller did not incur with respect to the portion of the Shortfall Quantity not produced. If Seller sells or causes to be sold the Shortfall Quantity or any portion thereof to a Third Party (a “Mitigation Sale”), Seller shall credit Buyer an amount (the “Mitigation Sale Credit”) equal to: (x) the proceeds of the Mitigation Sale, less (y) any actual and reasonable incremental costs incurred by Seller as a result of the Mitigation Sale; provided, however, that the Mitigation Sale Credit shall not exceed the amount paid by Buyer for such Shortfall Quantity. If Seller fails to supply the applicable Minimum Annual Contract Quantity in a certain year, Seller shall compensate Buyer as set forth in Section 15.4.

Section 3.3     Minimum Annual Contract Quantity. The Minimum Annual Contract Quantity shall be adjusted dependent upon which of the Production Facilities is operational and for how long such facility(ies) have been operating, as set forth below, with the annual measurement period being reset upon each such adjustment.

Minimum Annual Contract Quantity	Period of Applicability
[**] gallons per year	January 1, 2019 to each anniversary thereof, and annually thereafter until the earlier of (i) the Interim Project Operations Date and (ii) the Commercial Operations Date.
[**] gallons per year	Interim Operations Date until the earlier of (i) the first anniversary of the Interim Operations Date and (ii) the Commercial Operations Date
[**] gallons per year	Annually, commencing on the first anniversary of the Interim Operations Date until the Commercial Operations Date
1,000,000 gallons per year	Commercial Operations Date until the first anniversary of the Commercial Operations Date
2,000,000 gallons per year	Annually, commencing on the first anniversary of the Commercial Operations Date until the expiration of the Delivery Term

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

By way of example, during the third year of operations of the Interim Project, the Minimum Annual Contract Quantity shall be [**] gallons per year. However, if during the third year of operations of the Interim Project, the Commercial Operations Date occurs, then the Minimum Annual Contract Quantity shall be reset as of (and for the year following) the Commercial Operations Date to 1,000,000 gallons per year as set forth above, and for the partial year of operations of the Interim Project no Minimum Annual Contract Quantity shall apply. The foregoing shall not, however, limit the Parties respective obligations to seek to schedule deliveries in a ratable fashion in accordance with Section 6.3. Seller shall be permitted to make deliveries from any of the Production Facilities in order to satisfy the applicable Minimum Annual Contract Quantity then in effect.

Section 3.4     Maximum Annual Contract Quantity. The Maximum Annual Contract Quantity shall be adjusted dependent upon which of the Production Facilities is operational and for how long they such facility(ies) have been operating, as set forth below, with the annual measurement period being reset upon each such adjustment.

Maximum Annual Contract Quantity	Period of Applicability
[**] gallons per year	January 1, 2019 to each anniversary thereof, and annually thereafter until the earlier of (i) the Interim Project Operations Date and (ii) the Commercial Operations Date.
[**] gallons per year	Interim Operations Date until the earlier of (i) the first anniversary of the Interim Operations Date and (ii) the Commercial Operations Date
[**] gallons per year	Annually, commencing on the first anniversary of the Interim Operations Date until the Commercial Operations Date
1,500,000 gallons per year	Commercial Operations Date until the first anniversary of the Commercial Operations Date
4,000,000 gallons per year	Annually, commencing on the first anniversary of the Commercial Operations Date until the expiration of the Delivery Term

By way of example, during the third year of operations of the Interim Project, the Maximum Annual Contract Quantity shall be [**] gallons per year. However, if during the third year of operations of the Interim Project, the Commercial Operations Date occurs, then the Maximum Annual Contract Quantity shall be reset as of (and for the year following) the Commercial Operations Date to 1,500,000 gallons per year as set forth above, and for the partial year of operations of the Interim Project no Maximum Annual Contract Quantity shall apply. Seller shall be permitted to tender deliveries from any of the Production Facilities in order to satisfy the applicable Maximum Annual Contract Quantity then in effect.

Section 3.5     Credit Support. [**]

Section 3.6     Exclusivity. Except as otherwise provided in this Section 3.6, for so long as a Buyer Event of Default shall not have occurred and be continuing, Buyer shall have the exclusive right to purchase Renewable Isooctane from Seller during each year of the Delivery Term until such time as Buyer shall have purchased (or paid for if not taken) the applicable Minimum Annual Contract Quantity in such year. Notwithstanding the foregoing, no such exclusivity shall apply, and Seller shall not be restricted in selling to any other Person, Renewable Isooctane that will be utilized as fuel for on-road transportation purposes. In addition, if during any year Buyer’s Demand Forecast shows purchases of Renewable Isooctane within the next ninety (90) Days that would result in Buyer exceeding the applicable Minimum Annual Contract Quantity (the “Reserved Amount”), then the exclusivity contemplated by this Section 3.6 shall continue to apply to the Reserved Amount up to the Maximum Annual Contract Quantity (at which point there shall no longer be any exclusivity). For sake of clarity, nothing in this Agreement shall prohibit Seller from selling and delivering Renewable Isooctane that will be utilized as fuel for on-road transportation purposes, or any other fuels or products produced by the Production Facilities to be utilized for any purpose, to other Persons. In addition, and without limiting any other remedies of Seller, as regards quantities of Renewable Isooctane in excess of the Minimum Annual Contract Quantity that Buyer nominates but fails to take, or which Buyer elects not to purchase (e.g., after referral of a potential customer by Seller to Buyer, Buyer elects not to make a sale to such customer), and quantities of Renewable Isooctane included within the Minimum Annual Contract Quantity but which Buyer fails to take and pay for as contemplated by Section 3.2, nothing in this Agreement shall prohibit Seller from selling and delivering such Renewable Isooctane to other Persons. Other than with respect to inquiries for Renewable Isooctane that will be utilized as fuel for on-road transportation purposes, or any other fuels or products produced by the Production Facilities to be utilized for any purpose, Seller agrees that up to and until Buyer has purchased the applicable Maximum Annual Contract Quantity, in any year, for so long as a Buyer Event of Default shall not have occurred and be continuing, Seller shall direct any Person who inquires about purchasing Renewable Isooctane to Buyer.

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

Section 3.7     Marketing Rights. Provided that there shall not be an Event of Default then occurring with respect to Buyer, Buyer shall have the exclusive right to market and re-sell Renewable Isooctane produced at the Production Facilities for use as, or as blending component in, “racing fuel” until the Commercial Operations Date. Beginning on the Commercial Operations Date and continuing through the Delivery Term, provided that there shall not be an Event of Default then occurring with respect to Buyer, for so long as 500,000 gallons of Renewable Isooctane purchased by Buyer hereunder is sold as, or as blending component in, “racing fuel” each year, Buyer shall have the exclusive right to market and re-sell Renewable Isooctane produced at the Production Facilities for use as, or as blending component in, “racing fuel”.

Section 3.8     Additional Buyer Entities. Any Subsidiary of Buyer that desires to purchase Renewable Isooctane under this Agreement (upon compliance with the requirements of this Section 3.8, hereafter, an “Additional Buyer”) shall be entitled to do so in accordance with the following terms: (i) prior to making any purchases, such Subsidiary shall execute a Joinder Agreement in the form attached hereto as Attachment B – Form of Joinder Agreement, agreeing to be bound by the terms and conditions set forth herein; and (ii) such Subsidiary shall comply with all credit support requirements as set forth herein. Upon compliance with the foregoing, each Additional Buyer shall be considered a “Buyer” for all purposes hereunder, and purchases of Renewable Isooctane by an Additional Buyer shall be included in the calculation of all requirements hereunder pertaining to the Minimum Annual Contract Quantity, the Maximum Annual Contract Quantity and the Price for Renewable Isooctane.

Section 3.9     Sustainability Certification. In respect of the Expansion Project, Seller shall, at Seller’s cost and expense, obtain and thereafter maintain for the remainder of the Term, a Sustainability Certification for the relevant production site, or sites no later than six (6) months after the Commercial Operation Date for the Expansion Project. In respect of the Interim Project, until the Commercial Operation Date for the Expansion Project, Seller will endeavor, through commercially reasonable efforts, to obtain and maintain a Sustainability Certification for the relevant production site, or sites, it being agreed that Seller is not making any representation or warranty as to the likelihood of success in obtaining or maintaining a Sustainability Certification for the Interim Project. Seller shall not be obligated to make any efforts to obtain a Sustainability Certification for the Existing Project. In the event any new sustainability or environmental certifications are being formulated in relevant jurisdictions, and there is a reasonable chance that such certifications will be enacted and applicable to the Expansion Project, the Parties agree to discuss such certifications in good faith and mutually agree upon whether the Parties will obtain any such certification.

Section 3.10     REACH Regulation. Buyer shall be solely responsible, all at Buyer’s sole cost and expense (except as expressly provided below) for fulfilling any requirements under the REACH Regulation in relation to Renewable Isooctane. Such requirements shall be satisfied as soon as commercially practicable and in any event prior to the first delivery of Renewable Isooctane hereunder, and thereafter Buyer shall maintain, at Buyer’s sole cost and expense, compliance with all REACH Regulation requirements during the term. In addition, Buyer shall be solely responsible for any requirements or costs associated with the withdrawal of the United Kingdom from the European Union, including any required additional registrations under the REACH Regulation or under the laws of the United Kingdom.

Section 3.11     In-Kind Substitution. The Parties acknowledge that as the market for Renewable Isooctane and other renewable hydrocarbons and/or alcohols evolves, it may be mutually advantageous to the Parties to consider the substitution of other products produced by Seller for sale hereunder, in lieu of Renewable Isooctane. Accordingly, the Parties hereby agree to discuss and consider in good faith the in-kind substitution of alternative products sold by Seller (which may include, for example, renewable alcohol-to-jet fuel and renewable isobutanol) to meet the “take or pay” obligation set forth in Section 3.2, it being understood that neither Party shall be obligated to agree to any such substitution unless it so determines in its sole discretion.

Article 4
Measurement

Section 4.1     Measurement. The volume of Renewable Isooctane sold and purchased under this Agreement shall be determined at the time of delivery at the Delivery Point, which shall employ calibrated meters, certified at the time of delivery in accordance with Applicable Law, and corrected in each instance to measure volume in U.S. Gallons. All gauging, sampling and testing of Renewable Isooctane shall be performed in accordance with the latest methods of the API MPMS and the ASTM or other acceptable analytical testing methodology. All quantity/volume determinations shall be made in accordance with then currently applicable ASTM methodology. The actual volumes received and delivered shall be the measured volumes reported in Gallons at 60 degrees Fahrenheit; provided, however, the Parties recognize that volume correction factors and other measurement standards for bulk Renewable Isooctane movements have yet to be fully developed or universally adopted. The Parties agree to mutually consider and implement such standards when and as applicable. The Parties agree that the meter readings shall be determinative in the absence of manifest error. For purposes of this Section 4.1, “error” shall mean a discovery within thirty (30) days of the measurement that the measuring device was inaccurate by more than one percent (1%).

Section 4.2     Volume Disputes. If Seller or Buyer has reason to believe there to be an error in the meter readings for one or more deliveries of Renewable Isooctane by an amount in excess of zero point five percent (0.5%), without affecting the transfer of title, risk of loss, or other division of responsibilities between the Parties set forth in Section 6.1, the Party asserting error shall, within ten (10) Days of the date of arrival at the first port of import of volumes it believes were incorrectly measured, present the other Party with documentation supporting such determination. The burden of proof shall be on the Party asserting the error to show such error. The Parties shall confer, in good faith, on the causes for the discrepancy and shall proceed to correct such causes and adjust the volumes, if justified, for the Transport Container in question. If the period of time for which the material inaccuracy cannot be definitely known and is not mutually agreed upon, the correction shall be prorated on a 50% basis over the time elapsed between the last prior calibration test and the date the inaccuracy is corrected. In the event an error is determined that prejudiced Seller, Buyer shall refund Seller the difference between the Price paid for Renewable Isooctane delivered during the period of time during which the meter(s) was inaccurate and the actual Price that should have been paid for the volume of Renewable Isooctane actually delivered. If the error prejudiced Buyer, then Seller shall either (i) refund the amount overpaid by Buyer; or (ii) credit such amounts against amounts due by Buyer on the subsequent Invoice(s).

Section 4.3     Maintenance of Meters. Unless maintenance requirements imposed by Applicable Law or the API MPMS and the ASTM are more stringent, in which case such maintenance requirements will apply, Seller shall inspect, test and adjust its metering and measurement equipment, or shall cause it agents to do the same, at Seller’s expense on at least an annual basis. In the event that Buyer desires additional inspections and tests of the meters, Buyer may require such inspections and tests of Seller, and Seller shall promptly perform such inspections and tests at Buyer’s cost.

Article 5
Quality

Section 5.1     Warranty of Quality. Seller represents and warrants to Buyer that all Renewable Isooctane delivered by Seller to Buyer hereunder shall meet the applicable Specifications at the time of delivery at the Delivery Point. The warranty set forth in this Section 5.1 is for the sole benefit of Buyer and does not extend to any subsequent transferee or purchaser of Renewable Isooctane. Buyer shall not provide any representations or warranties on behalf of Seller to any Person.

Section 5.2     Changes to Specifications. The Specifications shall remain the same for the duration of the Term unless: (i) the Parties mutually consent to a revision of the Specifications, which shall be considered an amendment to this Agreement; or (ii) a Governmental Authority requires a change in the Specifications, in which case the Specifications shall be amended to meet such revised standards. For purposes of clause (i), the Parties will evaluate the impact of changing or not changing the Specifications and shall consider any capital costs that may be necessary to implement such action, and Seller shall in no way be obligated to amend the Specifications.

Section 5.3     Verification of Quality; Precautionary Samples; Rejection.

(a)     Seller agrees to provide Buyer with the results of its determinations (“Certificate of Quality”) representing the compliance of a precautionary sample of each shipment of Renewable Isooctane with the Specifications on the day of loading of the applicable Transport Container. Seller shall promptly notify Buyer upon discovery that a precautionary sample is defective. If requested by Buyer, a sample of the dispatched material shall be shipped by air freight for preparation of formulation after arrival.

(b)     In the event that: (i) Seller informs Buyer that the Renewable Isooctane is defective; (ii) Buyer finds that the Renewable Isooctane is defective, based on its own analysis and Seller agrees with Buyer’s analysis after being provided with reasonable data and documentation supporting such analysis; or (iii) Seller’s laboratory is unable to determine the Renewable Isooctane to be delivered is in conformance with the Specification upon loading, Buyer may, upon notice to Seller, reject the Renewable Isooctane composing such shipment, and re-route the applicable Transport Container back to the Delivery Point at Seller’s cost. All costs reasonably incurred by Buyer shall be reimbursed by Seller within thirty (30) Days of Seller receiving a detailed invoice from Buyer setting forth such costs and any other supporting documentation relating to the shipment of defective Renewable Isooctane. Such costs include, but are not limited to: (A) transportation costs incurred to deliver the Renewable Isooctane to the Delivery Point and in returning such Renewable Isooctane to Seller; (B) secondary testing costs; (C) re-refining; (D) costs associated with emptying and cleaning of storage tanks containing non-conforming Renewable Isooctane; and (E) handling costs. Buyer shall not commingle a shipment of Renewable Isooctane until it has received a Certificate of Quality or has itself confirmed by an independent test that the Renewable Isooctane is conforming, and Seller shall not be responsible for contamination of Buyer’s Renewable Isooctane or other fuel supplies in such event. Buyer will use reasonable commercial efforts to mitigate the costs of returning such defective Renewable Isooctane. If defective Renewable Isooctane is returned to Seller, Seller shall promptly replace the defective Renewable Isooctane with an equivalent volume of Renewable Isooctane. The remedies contained in this Section 5.3(b) shall be Buyer’s sole and exclusive remedy for delivery by Seller of defective Renewable Isooctane.

(c)     In addition to the obligations set forth in this Section 5.3(a), Seller and Buyer shall in good faith attempt to minimize the impact of any such quality problem, which may include, at Buyer’s reasonable but exclusive discretion, waiving the requirements set forth in Section 5.1 and accepting the defective Renewable Isooctane.

(d)     Each shipment of Renewable Isooctane shall be deemed accepted by Buyer if Buyer does not reject such shipment or a Dispute has not been formally noticed, within ten (10) Days after the Renewable Isooctane has arrived at the first port of import; provided, however that such time period for rejection shall not affect the transfer of title, risk of loss, or other division of responsibilities between the Parties set forth in Section 6.1. The burden of proof shall be on Buyer to show that such Renewable Isooctane is defective.

Section 5.4     Records; Right to Audit. Seller shall retain any and all documents and records regarding the delivery, quantity and quality of Renewable Isooctane sold and purchased under the terms of this Agreement for twelve (12) months after the date of the Invoice for such Renewable Isooctane, or until any dispute regarding such delivery, quantity and quality is resolved. Seller shall provide Buyer access to such documents and records on reasonable prior written notice and a reasonable hours, provided that such access shall be at Buyer’s sole cost and expense and shall be limited to confirming Seller’s performance under this Agreement.

Section 5.5     Disclaimer. Except as specifically provided in Section 5.1 and Section 5.3, Seller expressly disclaims and negates any and all representations, warranties or guarantees with respect to any Renewable Isooctane made available hereunder, written or oral, express or implied, including any representation, warranty or guaranty with respect to conformity to samples, quality or composition, performance, infringement, merchantability, fitness or suitability for any particular purpose or otherwise, all of which are hereby expressly excluded.

Article 6
Delivery

Section 6.1     Delivery of Renewable Isooctane to Buyer. All deliveries of Renewable Isooctane shall be made FCA (Incoterms 2010) at the Existing Project, the Interim Project or the Expansion Project, as applicable. Delivery shall occur when the Renewable Isooctane passes the last flange connection of the delivery system at the applicable Production Facility (the “Delivery Point”).

Section 6.2     Obligations of Buyer and Seller re Delivery.

(a)     Buyer shall, in accordance with this Agreement, Applicable Laws and applicable industry standards, provide, or cause to be provided, transportation from the Delivery Point of all quantities of Renewable Isooctane made available hereunder to Buyer. Buyer shall cause each Transport Container to comply with, and to be fully equipped, supplied, operated and maintained to comply with, all applicable industry standards and Applicable Laws, including those that relate to safety, environmental protection, and all permits that are required for the transportation and loading of Renewable Isooctane at the Delivery Point. Any Carrier selected by Buyer for this purpose shall be approved in advance by Seller.

(b)     Upon the arrival of any Transport Container at the Delivery Point, Seller shall have a right to inspect any such Transport Container as Seller may consider necessary to ascertain whether the Transport Container complies with this Agreement. No inspection (or lack thereof) of a Transport Container hereunder shall: (i) modify or amend Buyer’s obligations, representations, warranties and covenants hereunder, or (ii) constitute an acceptance or waiver by Seller of Buyer’s obligations hereunder.

(c)     Seller shall have the right to reject any Transport Container if, in Seller’s sole discretion, such Transport Container does not comply with the provisions of this Agreement, including if such Transport Container contains or may contain any contaminants that may be harmful to Seller’s operations or the Renewable Isooctane to be loaded hereunder, or if the driver or operator of such Transport Container is unfamiliar with rack loading operations or lacks proper certifications; provided that neither the exercise nor the non-exercise of such right shall reduce the responsibility of Buyer to Seller in respect of such Transport Container and its operation, nor increase Seller’s responsibilities to Buyer or third parties for the same.

Section 6.3     Production Estimates; Demand Forecast

(a)     Seller estimates that the Existing Project can produce approximately [**] gallons per year of Renewable Isooctane, commencing with the commencement of the Delivery Term until the Interim Operations Date. Prior to the commencement of the Delivery Term, the Parties shall mutually agree on a delivery schedule acceptable to both Parties for deliveries of Renewable Isooctane from the Existing Project.

(b)     No later than the thirtieth (30th) Day prior to the Interim Operations Date, and thereafter no later than the fifteenth (15th) Day of each month occurring during the Delivery Term prior to the Commercial Operations Date, Seller shall deliver to Buyer a forecast of estimated entire Renewable Isooctane production from the Interim Project (a “Production Estimate”) for the next twelve (12) months. Each such Production Estimate shall detail estimated entire production of Renewable Isooctane from the Interim Project on a monthly basis and reflect any planned outages or downtime that Seller anticipates for the Interim Project. With respect to each Production Estimate pertaining to the Interim Project, Buyer shall have ten (10) Days after receipt thereof to confirm its acceptance of such updated Production Estimate, and upon confirmation of acceptance by Buyer, the volumes specified for the first month in such Production Estimate shall become the nominated delivery quantities for such month from the Interim Project. If Buyer neither rejects nor confirms these nominated volumes within ten (10) days, they shall be deemed to be rejected. If Buyer cannot commit to the nominated volumes, both Parties shall mutually agree on a delivery schedule acceptable to both Parties. In all other respects, Production Estimates are non-binding.

(c)     No later than the thirtieth (30th) Day prior to the Commercial Operations Date, and thereafter no later than the first (1st) Day of each month occurring during the Delivery Term, Seller shall deliver to Buyer a Production Estimate for the Expansion Project for the next twelve (12) months. Each such Production Estimate shall detail estimated entire production of Renewable Isooctane from the Expansion Project on a monthly basis and reflect any planned outages or downtime that Seller anticipates for the Expansion Project. From and after the delivery of the first Production Estimate for the Expansion Project, no later than the fifteenth (15th) Day of the month prior to the month of dispatch Buyer shall deliver to Seller a rolling 30-60-90 forecast of estimated Renewable Isooctane demand covering the next three months (a “Demand Forecast”) which will be updated on a monthly basis. Buyer shall use reasonable efforts to take into account Seller’s Production Estimate in formulating the Demand Forecast. Seller shall have ten (10) Days after receipt thereof to confirm its acceptance of such Demand Forecast, and upon confirmation of acceptance by Seller, the volumes nominated for the first month of such Demand Forecast shall become the nominated delivery quantities for such month. If Seller neither rejects nor confirms these nominated volumes within ten (10) Days, they shall be deemed agreed. If Seller cannot commit to the nominated volumes, the Parties shall mutually agree on a delivery schedule acceptable to both Parties.

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

(d)      The Parties shall use reasonable efforts to agree upon delivery schedules from the Interim Project and the Expansion Project so as to provide for ratable delivery of at least the applicable Minimum Annual Contract Quantity.

Section 6.4     Delivery Schedule. Prior to the twenty-fifth (25th) Day of each month preceding the month of dispatch that occurs during the Delivery Term, Seller shall submit to Buyer a schedule for delivery of Renewable Isooctane for the following month (“Delivery Schedule”) detailing: (i) the dates that Seller expects to deliver Renewable Isooctane during the following month; and (ii) the applicable Delivery Point(s) at which Seller will deliver Renewable Isooctane during such month. Seller shall promptly notify Buyer if Seller reasonably believes that Renewable Isooctane will not be available in the quantities indicated on the applicable Delivery Schedule for a particular Day if such deficit would exceed ten percent (10%), it being understood that Buyer shall only be charged for quantities actually delivered. If Seller does not fulfill the binding delivery obligations in line with the first month of the binding Demand Forecast according to Section 6.3, Seller shall compensate Buyer as set forth in Section 15.4.

Article 7
Title and Risk of Loss

Section 7.1     Title, Custody and Risk of Loss. Care, custody, control, title and risk of loss of all Renewable Isooctane delivered hereunder shall pass to Buyer at the Delivery Point.

Section 7.2     Warranty of Title. Seller represents and warrants that it has good and marketable title to the Renewable Isooctane at the time of delivery at the Delivery Point.

Article 8
Consideration

Section 8.1     Price. The price for deliveries of Renewable Isooctane hereunder during each year of the Delivery Term (the “Price”) shall be determined separately depending upon which Production Facility such Renewable Isooctane was produced at and when it was produced, as follows.

Production Facility	Date of Production	Price
Existing Project	Any time before the Interim Operations Date	[**]
Existing Project	Any time on or after the Interim Operations Date until the first anniversary of the Interim Operations Date	[**]
Existing Project	Any time on or after the first anniversary of the Interim Operations Date until the Commercial Operations Date	[**]
Interim Project	Interim Operations Date until the first anniversary of the Interim Operations Date	[**]
Interim Project	Any time on or after the first anniversary of the Interim Operations Date until the Commercial Operations Date	[**]
Interim Project	Any time on or after the Commercial Operations Date until the first anniversary of the Commercial Operations Date	[**]
Interim Project	Any time on or after the first anniversary of the Commercial Operations Date	[**]
Expansion Project	Commercial Operations Date until the first anniversary of the Commercial Operations Date	[**]
Expansion Project	On or after the first anniversary of the Commercial Operations Date	[**]

For sake of clarity, after the Commercial Operations Date Seller shall no longer be permitted to deliver Renewable Isooctane from the Existing Project. Seller shall use commercially reasonable efforts to cause the Minimum Annual Contract Quantity to be delivered from the largest Production Facility in operation.

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

Section 8.2     Taxes. The Price does not include any Taxes imposed by Governmental Authorities on the sale, purchase, transfer, transportation, storage, or delivery of Renewable Isooctane under this Agreement (“Buyer Taxes”). Buyer will be responsible for and will pay when due any Buyer Taxes. Seller will be responsible for income and franchise Taxes imposed on Seller’s net income or gross revenue (“Seller Taxes”). If Seller pays or otherwise incurs Buyer Taxes on account of Buyer, such Buyer Taxes will be set forth in detail on the applicable Invoice and added to amounts due, and Buyer shall promptly reimburse Seller for any and all Buyer Taxes paid by Seller. Buyer covenants and agrees that all Taxes shall be paid as they become due notwithstanding any Dispute regarding an Invoice, and that Seller shall have no liability for any Buyer Taxes. Buyer shall indemnify, defend and hold Seller harmless from any and all penalties or interest charges levied by any Governmental Authority on Seller as a result of Buyer failing to pay Buyer Taxes, along with any costs and expenses (including attorneys’ fees) associated therewith or arising therefrom. Seller shall cooperate with reasonable requests of Buyer in any efforts of Buyer to obtain exemption from, or to minimize, such Buyer Taxes.

Article 9
Invoicing and Payment

Section 9.1     Invoicing. Seller shall prepare an invoice for each shipment of Renewable Isooctane delivered to Buyer hereunder (“Invoice”), which shall contain the following information: (a) the volume of Renewable Isooctane in the applicable shipment as measured pursuant to Section 4.1; (b) the Price per Gallon of Renewable Isooctane, determined pursuant to Section 8.1; (c) a description of applicable Buyer Taxes and whether Seller has remitted or will remit such Buyer Taxes to the appropriate Governmental Authority; (d) the total amount due on the Invoice; (e) the date of the shipment; and (f) any other information Buyer may reasonably request in advance. A bill of lading or express receipt must accompany each Invoice. The Invoice shall be forwarded with the applicable shipment, and Seller shall also send a copy of each Invoice to Buyer at the following address, or any other address which has been provided by Buyer to Seller in advance in writing:

Haltermann Carless Deutschland GmbH
Joachim-Becher-Straße 1
D-67346 Speyer
Germany
Attn: Accounts Payable

Section 9.2     Payment. Payment by Buyer on each Invoice shall be net sixty (60) Days from the date of the applicable Invoice. Each shipment shall be invoiced no sooner than its delivery at the Delivery Point. Payment shall be made by wire transfer of immediately available funds in U.S. Dollars to the account specified by Seller from time to time. Each payment of any amount owing hereunder shall be in the full amount due without reduction or offset for any reason (except as expressly allowed under this Agreement), including exchange charges, or bank transfer charges.

Section 9.3     Disputed Amounts. Buyer may hold in abeyance any disputed portion of any Invoice which Buyer disputes in good faith pursuant to the Dispute resolution provisions of the Agreement. Buyer shall provide written notice of any disputed amounts prior to the date required for payment on such Invoice and shall pay all undisputed amounts when due. Any disputed amount which is ultimately determined to have been payable shall be paid with interest according to Section 9.4 from and including the date the item was payable and including the actual date of payment.

Section 9.4     Interest. Any amount not paid by Buyer when due shall bear interest from and including the date payment was originally due to and including the actual date of payment at the lower of: (a) the Prime Rate plus three percent (3%), or (b) the maximum rate permitted by Applicable Law.

Article 10
Representations

Section 10.1     Seller’s Representations. Seller hereby makes the following representations to Buyer:

(a)     It is a corporation, duly organized, validly existing, and in good standing under the laws of Delaware and is duly authorized and qualified to conduct business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to so qualify would affect its performance of its obligations under this Agreement;

(b)     It has all requisite power and authority to conduct its business and execute and deliver this Agreement and perform its obligations hereunder in accordance with its terms;

(c)     The execution, delivery, and performance of this Agreement have been duly authorized by all requisite corporate action and this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms;

(d)     Neither the execution, delivery or performance of the Agreement conflicts with, or results in a violation or breach of the terms, conditions or provisions of, or constitutes a default under, the organizational documents of Seller or any material agreement, contract, indenture or other instrument under which Seller or its assets are bound, nor violates or conflicts with any Applicable Law or any judgment, decree, order, writ, injunction or award applicable to Seller;

(e)     Seller is not in violation of any Applicable Law or Governmental Authorization which violations, individually or in the aggregate, would affect its performance of its obligations under this Agreement;

(f)     Seller is the holder of all Governmental Authorizations required to operate and conduct its business now and as contemplated by this Agreement, other than Governmental Authorizations which will be timely obtained in accordance with the terms of this Agreement, if any;

(g)     there is no pending controversy, legal action, arbitration proceeding, administrative proceeding or investigation instituted, or to the best of Seller’s knowledge threatened, against or affecting, or that could affect, the legality, validity and enforceability of this Agreement or the performance by Seller of its obligations hereunder in any material respect, nor does Seller know of any basis for any such controversy, action, proceeding or investigation; and

(h)     Seller has carefully studied and reviewed this Agreement, including all Attachment, Appendices and Exhibits attached hereto, and has become familiar with all its terms and provisions.

Section 10.2     Buyer Representations. Buyer hereby makes the following representations to Seller:

(a)     It is a corporation duly organized, validly existing, and in good standing under the laws of Germany and is duly authorized and qualified to conduct business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to so qualify would affect its performance of its obligations under this Agreement;

(b)     It has all requisite power and authority to conduct its business and execute and deliver this Agreement and perform its obligations hereunder in accordance with its terms;

(c)     The execution, delivery, and performance of this Agreement have been duly authorized by all requisite corporate action and this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms;

(d)     Neither the execution, delivery or performance of the Agreement conflicts with, or results in a violation or breach of the terms, conditions or provisions of, or constitutes a default under, the organizational documents of Buyer or any material agreement, contract, indenture or other instrument under which Buyer or its assets are bound, nor violates or conflicts with any Applicable Law or any judgment, decree, order, writ, injunction or award applicable to Buyer;

(e)     Buyer is not in violation of any Applicable Law or Governmental Authorization which violations, individually or in the aggregate, would affect its performance of its obligations under this Agreement;

(f)     It is the holder of all Governmental Authorizations required to operate and conduct its business now and as contemplated by this Agreement, other than Governmental Authorizations which will be timely obtained in accordance with the terms of this Agreement, if any;

(g)     there is no pending controversy, legal action, arbitration proceeding, administrative proceeding or investigation instituted, or to the best of Buyer’s knowledge threatened, against or affecting, or that could affect, the legality, validity and enforceability of this Agreement or the performance by Buyer of its obligations hereunder in any material respect, nor does Buyer know of any basis for any such controversy, action, proceeding or investigation;

(h)     It is financially solvent, able to pay its debts as they mature, and upon project financing, will possess sufficient capital to complete its obligations under this Agreement; and

(i)     It has carefully studied and reviewed this Agreement, including all Attachment, Appendices and Exhibits attached hereto, and has become familiar with all its terms and provisions.

Article 11
Insurance

Section 11.1     Required Insurance. Until all obligations under this Agreement are satisfied, the Parties shall each procure and maintain the following insurance policies from insurers with an AM Best rating of B+ VI or a comparable rating:

(a)      Employer’s Liability insurance of at least Five Hundred Thousand Dollars ($500,000).

(b)     Commercial General Liability insurance with a minimum combined single limit of One Million Dollars ($1,000,000) each occurrence for bodily injury and broad form property damage. The policy shall cover bodily injury, property damage, personal injury, products and completed operations, and broad form contractual liability coverage including, but not limited to, the commercially insurable liability assumed under indemnification obligations set forth in this Agreement.

(c)     Business Automobile Liability insurance with a combined single limit for bodily injury and property damage of a minimum limit of One Million Dollars ($1,000,000) each occurrence with respect to any and all vehicles of such Party, whether owned, hired, leased, borrowed, or non-owned, assigned to or used in connection with performance of this Agreement; and

(d)     Environmental Impairment Liability insurance with a minimum combined single limit and annual aggregate of One Million Dollars ($1,000,000), which shall include coverage for all actions, omissions, or active or passive negligence, for bodily injury, property damage, defense costs and environmental remediation costs with respect to Releases of Hazardous Substances (including Renewable Isooctane) at the Production Facilities Project or at any location after the Delivery Point.

Section 11.2     Requirements of Insurance.

(a)     All the policies required by Section 11.1 shall name the other Party as an additional insured.

(b)     The policies shall stipulate that the insurance required by Section 11.1 shall be primary insurance and that any insurance or self-insurance carried by the other Party shall not be contributory insurance.

(c)     Each Party shall waive, and require its insurers to waive, any and all recovery rights to which any such insurer may have against the other Party by virtue of the payment of any loss under any insurance.

(d)     All policies required under by Section 11.1 shall contain a severability of interest provision, and shall not contain any commutation clause or any other provision that limits third party actions over claims.

(e)     Upon a Party’s request, the other Party shall provide documentary evidence in a form and content acceptable to the requesting Party, confirming to such other Party’s satisfaction that the required insurance policies have been obtained and will remain in effect as required by this Article 11.

(f)     Once a year, each Party shall provide the other Party with information about any material changes in or cancellation of any insurance policies.

Article 12
Force Majeure

Section 12.1     Force Majeure Generally. Neither Party shall be liable to the other Party for any delay or failure in performance under this Agreement if and to the extent such delay or failure is a result of a Force Majeure Event. Subject to the provisions of this Article 12, the term “Force Majeure Event” shall mean any act, event or circumstance, whether of the kind described herein or otherwise, that is not reasonably within the control of the Party claiming Force Majeure, and that prevents or delays in whole or in part such Party’s performance of one or more of its obligations under this Agreement.

Section 12.2     Force Majeure Events. Force Majeure Events may include circumstances of the following kind, provided that such circumstances satisfy the definition of Force Majeure Event set forth above: acts of God, the government, or a public enemy; strikes, lockouts; wars, blockades or civil disturbances of any kind; epidemics, adverse weather conditions, fires, explosions; and declarations of force majeure or curtailment by electric, gas or other utility or commodity suppliers or transporters that results in inaccessibility or inoperability of any of the Production Facilities.

Section 12.3     Certain Obligations Not Excused.

(a)     Notwithstanding anything to the contrary herein, no Force Majeure Event will relieve, suspend or otherwise excuse either Party from performing any obligation to indemnify, reimburse, hold harmless or otherwise pay the other Party under this Agreement.

(b)     In addition, the following events shall not constitute a Force Majeure Event:

(i)     a Party’s inability to finance its obligations under this Agreement or the unavailability of funds to pay amounts when due in the currency of payment;

(ii)     the unavailability of, or any event affecting, any facilities at or associated with any loading port (other than the Production Facilities or Buyer’s proposed port of export) or unloading port (or downstream of an unloading port);

(iii)     the ability of Seller or Buyer to obtain better economic terms for Renewable Isooctane from an alternative supplier or buyer, as applicable; and

(iv)     changes in either Party’s market factors, default of payment obligations or other commercial, financial or economic conditions, including failure or loss of any of Buyer’s or Seller’s markets.

Section 12.4     Procedures and Timing. A Force Majeure Event shall take effect at the moment such an event occurs. Upon the occurrence of a Force Majeure Event that prevents, interferes with or delays the performance by a Party, in whole or in part, of any of its obligations under this Agreement, the Party affected shall give notice thereof to the other Party describing such event and stating the obligations the performance of which are affected (either in the original or in supplemental notices) and stating, as applicable: (i) the estimated period during which performance may be prevented, interfered with or delayed, including, to the extent known or ascertainable, the estimated extent of such reduction in performance; and (ii) the particulars of the program to be implemented to resume normal performance under this Agreement. Settlement of strikes, lockouts, or other industrial disturbances shall be entirely within the discretion of the Party experiencing such situations, and nothing in this Agreement shall require such Party to settle industrial disputes by yielding to demands made on it when it considers such action inadvisable.

Section 12.5     Apportionment and Cancelation. Notwithstanding any other provision in this Article 12, (i) during any Force Majeure Event affecting Seller, Seller shall be entitled to apportion the remaining capacity at the Production Facilities, as applicable, among itself, its Affiliates, and any other customers, Buyer included, at Seller’s discretion, and (ii) Seller shall have the right to terminate this Agreement or cancel any deliveries of Renewable Isooctane without liability whatsoever if for any reason if Seller ceases selling Renewable Isooctane or shuts down or reduces production of Renewable Isooctane, temporarily or permanently.

Article 13
Compliance with Laws and Regulations

Section 13.1     Compliance with Laws and Regulations. This Agreement is subject to all present Applicable Laws and any future Applicable Law imposed by Governmental Authorities having jurisdiction over the Parties. In performing its obligations hereunder, each Party shall comply with all Applicable Laws now and then in-effect.

Section 13.2     Material Safety Compliance. Buyer warrants that it is fully informed concerning the nature and existence of risks posed by transporting, storing, using, handling and being exposed to Renewable Isooctane.

Article 14
Indemnification

Section 14.1     Indemnity.

(a)     Buyer shall indemnify, defend and save harmless the Seller Indemnitees from and against any and all Claims and Losses of Third Parties for loss of or damage to any property whatsoever or for injury, including fatal injury, to any person whatsoever that arise out of or are connected with actions or omissions in the performance by Buyer of its obligations under this Agreement, or that arise out of or are connected with the handling, storage, sales, transportation, use, misuse, blending, processing or disposal by or on behalf of Buyer, Buyer’s customers, or their respective Affiliates or their contractors or carriers of any tier, of any Renewable Isooctane after such Renewable Isooctane has been made available to Buyer at the Delivery Point, including of any derivative product, co-product, byproduct or waste product therefrom, whether used solely or in combination with other substances or in any process, except in each case to the extent that such Claims or Losses are caused by (i) a material breach of this Agreement by Seller, (ii) the delivery of Renewable Isooctane that did not comply with the Specifications at the time of delivery to the Delivery Point, or (iii) the negligence or willful misconduct of Seller.

(b)     Seller shall indemnify, defend and save harmless the Buyer Indemnitees from and against any and all Claims and Losses of Third Parties for loss of or damage to any property whatsoever or for injury, including fatal injury, to any person whatsoever that arise out of or are connected with actions or omissions in the performance by Seller of its obligations under this Agreement, or that arise out of or are connected with the handling, storage, sales, transportation, use, misuse, blending, processing or disposal by or on behalf of Seller or its Affiliates or their contractors or carriers of any tier, of any Renewable Isooctane prior to the time such Renewable Isooctane has been delivered to the Delivery Point, except in each case to the extent caused by Buyer’s breach of the Agreement, the negligence or willful misconduct of Buyer or any Buyer Indemnitee.

Section 14.2     Seller’s Intellectual Property Infringement Indemnity.

(a)     If an action is brought or threatened against Buyer claiming that Buyer’s use, as permitted herein, of the Renewable Isooctane within the Territory infringes any Intellectual Property rights arising or existing under Applicable Law, Seller shall defend, indemnify and hold harmless the Buyer Indemnitees from and against any and all Claims and Losses of Buyer and its Affiliates to the extent arising from such action or claim.

(b)     If Buyer’s permitted use of the Renewable Isooctane within the Territory is materially impaired, Seller shall use commercially reasonable efforts, at its expense, to continue its supply obligations under this Agreement, including at its own election and expense (i) to substitute an equivalent non-infringing product for the allegedly infringing Renewable Isooctane, (ii) to modify the allegedly infringing Renewable Isooctane so that it no longer infringes but remains functionally equivalent or better or (iii) to obtain for Buyer the right to continue using such Renewable Isooctane. Seller shall, prior to proceeding with any of the foregoing actions, consult with Buyer as to the proposed action and consider in good faith any reasonable request of Buyer in respect thereof. Nothing herein constitutes a guarantee by Seller that such efforts will succeed in avoiding the infringement claim or that Seller will be able to replace the infringing Renewable Isooctane with a product of comparable functionality or effectiveness. If Seller reasonably believes that an injunction against use of the Renewable Isooctane in the Territory may be granted against Buyer, either imminently or with the passage of time, Seller may at its expense, and upon reasonable prior written notice to Buyer, take any of the foregoing actions in order to minimize its liability. If, due to Intellectual Property infringement concerns, Seller does not deliver Renewable Isooctane as required by this Agreement, Seller shall compensate Buyer as set forth in Section 15.4. If, due to Intellectual Property infringement concerns, Seller does not deliver Renewable Isooctane as required by this Agreement, and such non-delivery continues for more than a consecutive six (6) month period, Buyer shall have the right to terminate the Agreement on twenty (20) days’ written notice to Seller, without any further liability of either Party arising out of such termination; provided, however, that Buyer shall no longer have such termination right if Seller resumes deliveries.

(c)     This Section 14.2 does not apply to, and Seller assumes no liability with respect to, Claims and Losses for patent infringement or copyright infringement or improper use of other proprietary rights (including any license or Intellectual Property, whether by way of copyright or otherwise) to the extent that such Claims or Losses relate, in whole or in part, to (i) Buyer’s modification or alteration of the Renewable Isooctane (except to the extent permitted by this Agreement), made without Seller’s written consent or contrary to Seller’s instructions, or (ii) the combination of the Renewable Isooctane with other products or materials.

(d)     The foregoing provisions of this Section 14.2 state the entire liability and obligations of Seller and its Affiliates, and the exclusive remedy of the Buyer Indemnitees, with respect to any actual or alleged infringement of patents, copyrights, trademarks or other Intellectual Property by the Renewable Isooctane sold and delivered hereunder.

(e)     Buyer shall promptly notify Seller in writing following receipt of written notice of any claims alleging infringement of patents or other proprietary rights (including Intellectual Property) in connection with Buyer’s permitted use of the Renewable Isooctane or Seller’s performance of its supply obligations under this Agreement, and shall provide Seller with all information in its possession relevant to such claim.

Section 14.3     Buyer’s Intellectual Property Infringement Indemnity. If an action is brought or threatened against Seller claiming that any condition or event described in Section 14.2(c) results in an infringement upon any Intellectual Property within the Territory arising or existing under Applicable Law, Buyer shall defend, indemnify and hold harmless the Seller Indemnified Parties at Buyer’s expense from and against any and all Claims and Losses of Seller and its Affiliates to the extent arising from such action or claim.

Section 14.4     Indemnification Procedures.

(a)     If any Person seeking indemnification hereunder (an “Indemnified Party”) believes that a claim, demand or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this Article 14 (whether or not the amount thereof is then quantifiable) against a Party (the “Indemnifying Party”), such Indemnified Party shall assert its claim for indemnification by giving written notice thereof (a “Claim Notice”) to the Indemnifying Party promptly after, and in any event no later than ten (10) Business Days following, receipt of notice of such claim, suit, action or proceeding by such Indemnified Party. Each Claim Notice shall describe the claim in reasonable detail. The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of liability hereunder except (and then only) to the extent that the defense of such claim, suit, action or proceeding is prejudiced by the failure to give such notice.

(b)     Upon receipt by an Indemnifying Party of a Claim Notice, the Indemnifying Party shall be entitled to (i) assume and have sole control over the defense of such action or claim at its sole cost and expense and with its own counsel if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of such notice from the Indemnified Party; provided, that the Indemnifying Party’s retention of counsel shall be subject to the written consent of the Indemnified Party if such counsel creates a conflict of interest under applicable standards of professional conduct or an unreasonable risk of disclosure of Confidential Information concerning an Indemnified Party, which consent shall not be unreasonably withheld, conditioned, or delayed; and (ii) negotiate a settlement or compromise of such action or claim; provided, that (A) such settlement or compromise shall include a full and unconditional waiver and release of all Indemnified Parties (without any cost or liability of any nature whatsoever to such Indemnified Parties) and (B) any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed.

(c)     If the Indemnifying Party elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel reasonably acceptable to the Indemnifying Party, at such Indemnified Party’s sole cost and expense. Notwithstanding the foregoing, if (i) a claim is primarily for non-monetary damages against the Indemnified Party or seeks an injunction or other equitable relief that, if granted, would reasonably be expected to be material to the Indemnified Party, (ii) the Indemnified Party shall have determined in good faith that an actual or potential conflict of interest makes representation of the Indemnifying Party and the Indemnified Party by the same counsel or the counsel selected by the Indemnifying Party inappropriate, or (iii) the claim is a criminal proceeding, then in each case the Indemnified Party may, upon notice to the Indemnifying Party, assume the exclusive right to defend, compromise and settle such claim and the reasonable fees and expenses of the Indemnified Party’s separate counsel shall be borne by the Indemnifying Party to the extent the claim is indemnifiable hereunder. Notwithstanding anything to the contrary herein, for sake of clarity the Parties agree that the foregoing provisions shall not be construed so as to permit the Indemnified Party to control or assume the defense of any action, lawsuit, proceeding, investigation, demand or other claim brought against the Indemnifying Party concurrently with or in a joint proceeding in respect of any claim that is the subject of an indemnification claim hereunder by the Indemnified Party.

(d)     If, within thirty (30) days of receipt from an Indemnified Party of any Claim Notice, the Indemnifying Party (i) advises such Indemnified Party in writing that the Indemnifying Party shall not elect to defend, settle or compromise such action or claim or (ii) fails to make such an election in writing, such Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim.

(e)     Each Indemnified Party shall make available to the Indemnifying Party all information reasonably available to such Indemnified Party relating to such action or claim, except as may be prohibited by Applicable Law. In addition, the Parties shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such action or claim. The Party in charge of the defense shall keep the other Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.

Article 15
Defaults and Remedies

Section 15.1     Events of Default. A Party shall be deemed to be in default hereunder if any of the following events occur (each of the following events to be referred to as an “Event of Default”, the Party in default to be referred to as the “Defaulting Party” and the Party not in default to be referred to as the “Non-Defaulting Party”):

(a)     the failure to make, when due, any payment required pursuant to this Agreement if such failure is not remedied within ten (10) Business Days after written notice thereof;

(b)     any representation or warranty made by such Party herein is false or misleading in any material respect when made or when deemed made or repeated;

(c)     if a Bankruptcy Event has occurred with respect to such Party;

(d)     if such Party fails to perform any material obligation imposed upon such Party under this Agreement, and such failure is not remedied within forty-five (45) Days after such Party receives notice thereof from the other Party; provided that if such forty-five (45) Day period is not sufficient to enable the remedy or cure of such failure in performance, and such Party shall have upon receipt of the initial notice promptly commenced and diligently continues thereafter to remedy such failure, then such Party shall have a reasonable additional period of time;

(e)     in respect of Buyer, if Buyer fails to satisfy the creditworthiness/collateral requirements of this Agreement and such failure continues for three (3) Business Days after written notice thereof; or

(f)     in respect of Buyer, if Buyer fails to unload, handle, store, use, process, sell, or dispose of Renewable Isooctane or any impurity, derivative product, by product and waste product thereof in a safe or environmentally responsible manner, or with due regard to health and industrial hygiene.

Notwithstanding the foregoing, a Party shall not be in default of its obligations hereunder to the extent such failure is (i) caused by or is otherwise attributable to a breach by the other Party of its obligations under this Agreement, or (ii) occurs as a result of a Force Majeure Event declared by a Party in accordance with this Agreement.

Section 15.2     Notice of Event of Default. If either Party reasonably believes that an event has occurred which, if not remedied within the applicable cure period explicitly set forth in Section 15.1 above (as applicable, the “Moratorium Period”), would result in an Event of Default by or affecting the other Party, the Non-Defaulting Party shall give the Defaulting Party a notice (a “Default Notice”), which shall specify and provide particulars of the alleged Event of Default. If the Defaulting Party cures the alleged Event of Default before the expiration of the later of the Moratorium Period or the cure period specified in the Default Notice, then the Default Notice shall be inoperative with respect to the alleged Event of Default that has been so cured or remedied.

Section 15.3     Remedies. If an Event of Default occurs and continues uncured following the applicable Moratorium Period, then the Non-Defaulting Party shall have such remedies as may be available to it at law or in equity, including the right to terminate this Agreement on written notice to the Defaulting Party, subject, however, to the limitations on liability provided for herein. Termination of this Agreement shall be without prejudice to the rights and liabilities of the Parties accrued prior to or as a result of such termination.

Section 15.4     Failure to Deliver Remedy. Solely with respect to Seller’s failure to deliver Renewable Isooctane in accordance with Section 3.2, Section 6.4, or Section 13.2(b) of this Agreement, Seller shall compensate Buyer for the direct actual damages incurred by Buyer as a result of such non-delivery; provided, however, that under no circumstances shall Seller’s liability to Buyer exceed an amount equal to eighty percent (80%) of the aggregate Price that would have been payable pursuant to Section 8.1 for the quantity of the non-delivered Renewable Isooctane. Solely for purposes of this Section 15.4, and without limiting the application of Article 16 hereof, the Parties agree that direct actual damages incurred and payable by Buyer pursuant to written contracts between Buyer and a customer of Buyer may be included in the damages recoverable by Buyer pursuant to this Section 15.4, provided that Buyer shall have the burden of proof to show that such damages are directly attributable to Seller’s failure to deliver hereunder in accordance with Section 3.2, Section 6.4, or Section 13.2(b). Buyer shall not be entitled to duplicative recoveries pursuant to this Section 15.4 with respect to recoveries pursuant to any combination of Section 3.2, Section 6.4, or Section 13.2(b).

Article 16
Limitations of Liability

Section 16.1     Limitation on Duties. This Agreement shall not create on the part of Seller or Buyer any legal duty owed to the consumers or customers (or the customers served by customers) of either Party.

Section 16.2     Limitation on Remedies. For breach of any provision for which an express remedy or measure of damages is provided, such express remedy or measure of damages shall be the sole and exclusive remedy, a Party’s liability hereunder shall be limited as set forth in such provision, and all other remedies or damages at law or in equity are waived. If no remedy or measure of damages is expressly provided herein, a Party’s liability shall be limited to direct actual damages only, such direct actual damages shall be the sole and exclusive remedy, and all other remedies or damages at law or in equity are waived. In the event of a breach of this Agreement by Seller occurring prior to the Interim Operations Date, such direct actual damages shall be limited to damages arising out of a failure to deliver Renewable Isooctane from the Existing Project in the quantities required hereby, and expressly exclude any damages pertaining to Renewable Isooctane expected to be delivered from the Interim Project and/or the Expansion Project (including the Minimum Annual Contract Quantities contemplated therefor), all of which are hereby expressly waived. In the event of a breach of this Agreement by Seller occurring prior to the Commercial Operations Date, such direct actual damages shall be limited to damages arising out of a failure to deliver Renewable Isooctane from the Existing Project and/or the Interim Project in the quantities required hereby, and expressly exclude any damages pertaining to Renewable Isooctane expected to be delivered from the Expansion Project (including the Minimum Annual Contract Quantities contemplated therefor), all of which are hereby expressly waived.

Section 16.3     Disclaimer of Certain Damages. Notwithstanding anything to the contrary contained in this Agreement, neither Party shall, under any circumstances, be liable to the other Party for consequential, incidental, special, punitive, or exemplary damages arising out of or related to the transactions contemplated under this Agreement, including, but not limited to, lost profits or loss of business, or business interruption damages, even if apprised of the likelihood of such damages occurring, and regardless of whether available in tort or agreement or by statute; provided, however, that the foregoing shall not prevent the recovery through the indemnification provisions of article 14 of consequential, incidental, special, punitive, or exemplary damages suffered by and paid to a Third Party by an Indemnified Party (excluding Third Party customers of an Indemnified Party) as a result of actions included in the protection afforded by the indemnification provisions of Article 14.

Article 17
Dispute Resolution

Section 17.1     Dispute Resolution Generally. Except with respect to any action for injunctive relief, any controversies, claims, disagreements, or disputes (each, a “Dispute”) between the Parties arising out of or related to the performance of this Agreement, or the alleged breach, termination, or invalidity hereof, shall be resolved in accordance with this Article 17. A Party shall be entitled to recover all costs and expenses from the other Party relating to the enforcement of this Article 17 should that other Party seek to litigate any Disputes or otherwise pursue a dispute resolution process that differs from that set forth in this Article 17.

Section 17.2     Friendly Consultation. In the event of any Dispute, the Parties shall attempt in the first instance to resolve such Dispute through friendly consultations between the Parties. Either Party may give notice to the other Party invoking the provisions and process set forth in this Section 17.2. Such notice shall contain the name of the sending Party’s senior officer who is authorized to attempt resolution of the Dispute. Within five (5) Days after receiving such notice, the receiving Party shall also name a senior officer who is authorized to attempt resolution of the Dispute and shall notify the sending Party thereof. The senior officers nominated by each Party shall meet at a mutually agreed time and place, or by telephone conference, to attempt resolution of the Dispute no later than ten (10) Days after notice of the Dispute was initially received. Should a resolution of such Dispute not be obtained within five (5) Days after the meeting of senior officers for such purpose, either Party may then, by notice to the other, submit the Dispute to binding arbitration pursuant to Section 17.3.

Section 17.3     Binding Arbitration.

(a)     In the event the Parties cannot resolve the Dispute pursuant to Section 17.2, either Party may submit the Dispute to binding arbitration administered by the American Arbitration Association in accordance with the Commercial Arbitration Rules of the American Arbitration Association. All procedural aspects of this agreement to arbitrate, including the construction and interpretation of this agreement to arbitrate, the scope of the arbitrable issues, allegations of waiver, delay or defenses as to arbitrability, and the rules governing the conduct of the arbitration, shall be governed by and construed pursuant to the United States Arbitration Act, 9 U.S.C. §§ 1-16. Either Party may invoke binding arbitration by written notice to the other. Unless otherwise agreed upon by the Parties, the arbitration shall be held in Denver, Colorado. The Parties shall mutually agree on one (1) neutral and independent arbitrator. If the Parties cannot agree on one (1) arbitrator within thirty (30) Days from the date on which the notice invoking arbitration is given, the American Arbitration Association shall be empowered to appoint the single, independent arbitrator from a list of three to be provided by the American Arbitration Association with each Party striking one name from the list. The arbitrator must be a lawyer licensed to practice in the State of New York and shall be qualified by at least ten (10) years’ of legal experience in the energy industry (with at least three (3) years’ experience in the oil, gas, or renewable fuels industry). The hearing shall be held within ninety (90) Days after appointment of the arbitrator, and the arbitrator shall promptly render a decision promptly thereafter. The Parties agree to cooperate fully with the arbitrator in order to meet the time schedule for decision and agree that an award may be entered against any party failing to so cooperate. The arbitrator shall not have the authority to award punitive damages under any circumstances (whether it be exemplary damages, treble damages, consequential damages, or any other penalty or punitive type of damages) regardless of whether such damages may be available under any law, as the Parties have waived their rights, if any, to recover such damages in connection with any such dispute pursuant to Article 16.

(b)     The arbitrator’s decision, including the finding of facts and his/her conclusions of law shall be final, conclusive, and binding upon the Parties. Judgment upon the award rendered by the arbitrator may be entered in any court in the State of Colorado having jurisdiction pursuant to the Colorado Dispute Resolution Act, C.R.S. 13-22-201 et seq., without the right of appeal. The Parties hereby irrevocably waive their right to any form of appeal, review or recourse to any court or other judicial authority. Further, the Parties hereby consent to the jurisdiction of the courts of the State of Colorado and waive any defenses they may have regarding jurisdiction.

(c)     The arbitrator is authorized to take any interim measures as the arbitrator considers or arbitrators consider necessary, including the making of interim orders or awards or partial final awards. An interim order or award may be enforced in the same manner as a final award. Further, the arbitrator is authorized to make pre- or post-award interest at the interest rate specified in Section 9.4.

(d)     The Parties agree that any Dispute and any negotiations and arbitration proceedings between the Parties in relation to any Dispute shall be confidential and will not be disclosed to any Third Party. The Parties further agree that any information, documents or materials produced for the purposes of, or used in, negotiations, mediation or arbitration of any Dispute shall be confidential and will not be disclosed to any Third Party. Notwithstanding the foregoing, the Parties agree that disclosure may be made: (i) in order to enforce any of the provisions of this Agreement including without limitation, the agreement to arbitrate, any arbitration order or award and any court judgment; (ii) to the auditors, legal advisers, insurers and affiliates of that Party to whom the confidentiality obligations set out in this Agreement shall extend; (iii) where that Party is under a legal or regulatory obligation to make such disclosure, but limited to the extent of that legal obligation; or (iv) with the prior written consent of the other Party. The arbitrator shall execute a writing agreeing to be bound by the provisions of this Section 17.3.

(e)     The costs and expenses of the arbitration (including reasonable attorneys’ fees) shall be borne by the losing Party, unless the arbitrator determines that it would be manifestly unfair to honor this agreement of the Parties and determine a different allocation of costs. The prevailing Party shall be awarded its reasonable attorneys’ fees and costs.

(f)     Pending final resolution of any Dispute, the Parties shall continue to perform their respective obligations under this Agreement that are not in Dispute.

Article 18
General Provisions

Section 18.1     Applicable Law. This Agreement is made under and shall be governed by and construed in accordance with the substantive laws of the State of New York, without giving effect to any choice of law rule (except Section 5-1401 of the New York General Obligations Law) that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York.

Section 18.2     Waiver of Jury Trial. The Parties hereto hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by Applicable Law, any rights they may have to a trial by jury in respect of any litigation based hereon, or directly or indirectly arising out of, under, or in connection with, this Agreement or any other document delivered in connection herewith, or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Parties hereto.

Section 18.3     Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof (provided the substance of the agreement between the Parties is not thereby materially altered), and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Applicable Laws, the Parties hereto hereby waive any provision of Applicable Law which renders any provision hereof prohibited or unenforceable in any respect.

Section 18.4     Waiver. No delay or omission by a Party in exercising any right or remedy provided for herein shall constitute a waiver of such right or remedy nor shall it be construed as a bar to or waiver of any such right or remedy on any future occasion. Any waiver authorized on one occasion must be made in writing and is effective only in that instance and only for the purpose stated, and does not operate as a waiver on any future occasion.

Section 18.5     Assignment.

(a)     Neither Party may assign its obligations under this Agreement in whole or in part without the prior written consent of the other party, which consent shall not be unreasonably withheld.

(b)     Notwithstanding the foregoing, (i) each Party may, without the prior written consent of the other Party, assign this Agreement in whole or in part to (A) any Affiliate of such Party or (B) any Person acquiring all or substantially all of the assets of such Party and (ii) Seller may, without the prior written consent of Buyer, assign this Agreement in whole or in part to any Person acquiring all or substantially all of the assets comprising the Expansion Project.

(c)     In addition, Seller may, without the prior written consent of Buyer, assign this Agreement in whole or in part to any Person providing financing or other security in connection with any of the Production Facilities.

(d)     In the case of any assignment pursuant to Section 18.5(b), the assigning Party shall be relieved of its obligations hereunder so long as the assignee shall have expressly agreed to assume such obligations (whether arising before or after such assignment); provided, that the assigning Party shall not then be in default of this Agreement; and provided further, that in the case of an assignment by Buyer, that the proposed assignee shall satisfy as of the time of such assignment all of the credit support requirements of this Agreement.

Section 18.6     Notices.

(a)     All notices and communications required to be given pursuant to this Agreement shall be:

(i)     in writing;

(ii)     delivered by hand (against receipt), recorded courier or express service, or sent by electronic mail; provided that any communications delivered by electronic mail shall be in a portable document format (PDF); and

(iii)     delivered, sent or transmitted to the address for the recipient’s communications as stated below; provided that:

(1)     if the recipient gives the other Party notice of another address, communications shall thereafter be delivered accordingly; and

(2)     if the recipient has not stated otherwise when requesting an approval or consent, it may be sent to the address from which the request was issued.

(b)     Any such notice and communication shall be deemed to have been received by a Party as follows:

(i)     if delivered by hand or delivered by courier or express service, at the time of delivery; or

(ii)     if sent by electronic mail properly addressed and dispatched, upon transmission, if during the recipient’s regular business hours, and otherwise, on the next Business Day, provided that in either case such notice shall not be effective unless a copy of such notice shall be sent concurrently by registered or certified mail, return receipt requested, postage prepaid.

(c)     Subject to Section 18.6(a), the addresses for notices shall be as follows:

In the case of Seller, to:

Gevo Inc.
345 Inverness Drive South
Building C, Suite 310
Englewood, Colorado 80112
Attention: Tim Cesarek
Email: tcesarek@gevo.com

With a copy to:

Gevo Inc.
345 Inverness Drive South
Building C, Suite 310
Englewood, Colorado 80112
Attention: General Counsel
Email: gwilliams@gevo.com

In the case of Buyer, to:

HCS Group GmbH
Edmund-Rumpler-Straße 3
D-60549 Frankfurt
Germany
Attention: Henrik Krüpper
Email: hkruepper@h-c-s-group.com

With a copy to:

HCS Group GmbH
Edmund-Rumpler-Straße 3
D-60549 Frankfurt
Germany
Attention: Alexandra Botez / Legal Counsel
Email: abotez@h-c-s-group.com

Section 18.7     Conflicts of Interest. Conflicts of interest related to this Agreement are strictly prohibited. Except as otherwise expressly provided herein, neither Party, nor any director, employee or agent of a Party, shall give to or receive from any director, employee or agent of the other Party any gift, entertainment or other favor of significant value, or any commission, fee or rebate. Likewise, neither Party, nor any director, employee or agent of a Party shall enter into any business arrangement with any director, employee or agent of the other Party (or any affiliate), unless such Person is acting for and on behalf of the other Party, without prior written notification thereof to the other Party.

Section 18.8     Entire Agreement/Modification. This Agreement shall constitute the entire understanding between the Parties with respect to all matters and things herein mentioned and supersede any previous or contemporaneous agreements or understandings between the Parties. It is expressly acknowledged and agreed by and between the Parties that neither Party is now relying upon any collateral, prior or contemporaneous agreement, assurance, representation or warranty, written or oral, pertaining to the subject matter contained herein. This Agreement shall not be modified or changed except by written instrument executed by the duly authorized representatives of the Parties.

Section 18.9     Status of the Parties. Nothing in this Agreement shall be construed to constitute either Party as a joint venturer, co-venturer, joint lessor, joint operator or partner of the other. In performing services pursuant to this Agreement, Seller is acting solely as an independent contractor maintaining complete control over its employees and operations. Unless otherwise provided in this Agreement, neither Buyer nor Seller is authorized to take any action in any way whatsoever for or on behalf of the other.

Section 18.10     Confidentiality.

(a)     A Party receiving Confidential Information shall: (i) treat such Confidential Information as confidential and use reasonable care not to divulge such information to another Person (except for lenders, counsel and other consultants acting at the request of the receiving Party in connection with the Production Facilities or this Agreement, and provided that such Persons (including Affiliates) are under an obligation of confidentiality or have executed a written agreement agreeing to be bound by the provisions of this Section 18.10), such care to be commensurate, at a minimum, with the care exercised by each of Seller and Buyer for protection of its confidential information of a similar nature to the Confidential Information; (ii) restrict access to Confidential Information to personnel who reasonably require such information in connection with this Agreement; (iii) not make any copies of the other Party’s Confidential Information unless approved in writing by the other Party, and, if approval is given, will reproduce the other Party’s proprietary rights notices on any approved copies; and (iv) restrict the use of such Confidential Information to matters related to the performance of this Agreement.

(b)     Nothing in this Agreement is intended to or shall be construed as granting to any Party any license or right under any patent, copyright, or other intellectual property right of the other Party, nor shall this Agreement impair the right of any Party to contest the scope, validity, or alleged infringement of any patent or copyright. This Agreement shall not grant any Party any rights in or to the Confidential Information of the other Party, except as expressly set forth in this Agreement.

(c)     At any time upon written request by the disclosing Party, the other Party shall promptly return to the disclosing Party all its Confidential Information, including all copies thereof; provided that the other Party shall be entitled to keep one (1) copy of such Confidential Information for its legal records. The return of Confidential Information to the disclosing Party or the retention of a copy of Confidential Information for legal records shall not release a Party from its obligations hereunder with respect to such Confidential Information.

(d)     Each Party agrees that the other Party shall be entitled to injunctive relief in the event of any breach or anticipated breach of this Section 18.10, without proof of any actual or special damages.

(e)     To the extent permitted by Applicable Law, the contents of this Agreement shall be considered confidential, and neither Party shall disclose the provisions of this Agreement or the Agreement in its entirety to another Person without the other Party’s prior written consent. The Parties acknowledge that this Agreement will be disclosed publicly pursuant to the rules and regulations of the U.S. Securities and Exchange Commission and may be made available for public comment; however, if disclosure is required, the Parties will use their best efforts to secure redaction of commercial terms to the extent permitted by Applicable Law.

(f)     The provisions of this Section 18.10 shall survive any expiration or termination of this Agreement for a period of two (2) years.

Section 18.11     Publicity and Announcements. Notwithstanding Section 18.10, Seller and Buyer agree to publicly disclose, via a mutually agreed upon press release, aspects of the commercial plan for Buyer to serve as a major purchaser of Renewable Isooctane from the Production Facilities. Seller and Buyer agree to evaluate options to make such disclosure most impactful and provide maximum credibility for Seller’s technology. Each Party shall coordinate with the other Party with respect to, and provide advance copies to the other Party for review of, the text of any proposed announcement or publication that include any non-public information concerning the Production Facilities or this Agreement prior to the dissemination thereof to the public or to any Person other than employees, representatives, agents, advisors, contractors or subcontractors of any tier, and in each case, who agree to keep such information confidential. Neither Party shall make a public announcement or publication until the other Party approves such announcement or publication.

Section 18.12     Support of Financing Efforts. Buyer acknowledges that Seller may elect to finance all or part of its costs of the transactions contemplated by this Agreement, including the costs of the construction of the Production Facilities. Buyer agrees to provide such assistance as Seller may reasonably request in connection with such financing. In furtherance of the foregoing, Buyer agrees that it will not unreasonably withhold its consent to a customary collateral assignment for security purposes of this Agreement for the benefit of such Person(s) providing such financing, as may be reasonably necessary and appropriate for such financing, provided that, except with respect to reasonable credit support terms to be negotiated by the Parties as set forth in Section 3.5, none of the terms of such consent shall: (i) relieve Seller of any of its obligations under this Agreement; (ii) decrease the economic benefits, or increase the costs, of the transactions contemplated by this Agreement to Buyer; or (iii) create increased economic or legal risk to Buyer in connection with the transactions contemplated by this Agreement.

Section 18.13     Buyer’s Financial Statements.

(a)     Prior to Financial Closing, if requested by Seller, promptly following such request, Buyer shall provide Seller with copies of Buyer’s most recent annual audited financial statements within one hundred eighty (180) days of its fiscal year end for each year during the term of this Agreement.

(b)     All such financial information made available under this Section 18.13, if not publicly available, shall be treated as Confidential Information in accordance with Section 18.10 of this Agreement.

Section 18.14     Further Assurances. Each Party shall provide such information, execute and deliver any instruments and documents and take such other actions as may be reasonably necessary or reasonably requested by the other Party that are not inconsistent with the provisions of this Agreement and that do not involve the assumptions of obligations other than those provided for in this Agreement, in order to give full effect to this Agreement and to carry out the intent of this Agreement.

Section 18.15     Survival. The provisions of Article 14, Article 15, Article 16, Article 17 and Article 18 shall survive termination or expiration of this Agreement, including termination pursuant to Section 2.2.

Section 18.16     Counterparts. This Agreement may be executed in multiple counterparts, each of which when so executed and delivered shall constitute a duplicate original and all counterparts together shall constitute one and the same instrument. The Parties acknowledge and agree that any document or signature delivered by facsimile, PDF or other electronic transmission shall be deemed to be an original executed document for the purposes hereof and such execution and delivery shall be considered valid, binding and effective for all purposes.

(The Remainder of this Page Left Blank Intentionally)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

GEVO, INC.	HCS GROUP GmbH

/s/ Patrick R. Gruber	/s/ Dr. Uwe Nickel
Name: Patrick R. Gruber	Name: Dr. Uwe Nickel
Title: Chief Executive Officer	Title: Chief Executive Officer

/s/ Henrik Krüpper
Name: Henrik Krüpper
Title: Chief Commercial Officer

Signature Page – Renewable Isooctane Purchase and Sale Agreement

ATTACHMENT A

RENEWABLE ISOOCTANE SPECIFICATIONS

Attachment A | Page 1

     Product

Specifications

[**]

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

Attachment A | Page 2

ATTACHMENT B

FORM OF JOINDER AGREEMENT

This Joinder Agreement (the “Joinder Agreement”) is made and entered into by and between GEVO, Inc., a Delaware corporation having its principal office at 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112 (“Seller”) and [               ], a [             ] having its principal office at [                                 ] (“Additional Buyer”). Seller and Additional Buyer may be referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, Seller and HCS GROUP GmbH, a German corporation having its principal office at Hamburg-Mitte, Schlengendeich 17, 21107 Hamburg, Germany (“Buyer”), are parties to that certain Renewable Isooctane Purchase and Sale Agreement, dated February 21, 2019 (the “Agreement”); and

WHEREAS, Additional Buyer is a Subsidiary of Buyer; and

WHEREAS, in accordance with and pursuant to Section 3.8 of the Agreement, Additional Buyer desires to become a party to the Agreement and to adopt the terms and conditions thereof, and consequently Seller and Additional Buyer wish to enter into this Joinder Agreement.

NOW THEREFORE, in consideration of the mutual covenants and premises contained herein, the Parties agree as follows:

1.	Adoption of the Agreement

1.1

Additional Buyer hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, Additional Buyer shall be deemed a party to the Agreement for all purposes of the Agreement, and shall have all of the obligations of a “Buyer” under the Agreement, as though an original party to the Agreement. Additional Buyer hereby ratifies, as of the date hereof, and agrees to be bound by, and subject to, all of the covenants, terms, provisions and conditions applicable to “Buyer” contained in the Agreement. The terms and conditions as set out in the Agreement are incorporated herein by reference and are made applicable between the Parties.

1.2

Without limiting the generality of the foregoing, Additional Buyer hereby represents and warrants that each of the representations and warranties of “Buyer” contained in the Agreement is true and correct as of the date of the execution and delivery of this Joinder Agreement, all as representations and warranties of Additional Buyer.

2.	Miscellaneous

2.1

This Joinder Agreement is made under and shall be governed by and construed in accordance with the substantive laws of the State of New York, without giving effect to any choice of law rule (except Section 5-1401 of the New York General Obligations Law) that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York.

2.2

This Joinder Agreement shall constitute the entire understanding between the Parties with respect to all matters and things herein mentioned and supersede any previous or contemporaneous agreements or understandings between the Parties. It is expressly acknowledged and agreed by and between the Parties that neither Party is now relying upon any collateral, prior or contemporaneous agreement, assurance, representation or warranty, written or oral, pertaining to the subject matter contained herein. This Agreement shall not be modified or changed except by written instrument executed by the duly authorized representatives of the Parties.

2.3

Each Party shall provide such information, execute and deliver any instruments and documents and take such other actions as may be reasonably necessary or reasonably requested by the other Party that are not inconsistent with the provisions of this Joinder Agreement and that do not involve the assumptions of obligations other than those provided for in this Joinder Agreement, in order to give full effect to this Joinder Agreement and to carry out the intent of this Agreement.

2.4

This Joinder Agreement may be executed in multiple counterparts, each of which when so executed and delivered shall constitute a duplicate original and all counterparts together shall constitute one and the same instrument. The Parties acknowledge and agree that any document or signature delivered by facsimile, PDF or other electronic transmission shall be deemed to be an original executed document for the purposes hereof and such execution and delivery shall be considered valid, binding and effective for all purposes.

(The Remainder of this Page Left Blank Intentionally)

Attachment B | Page 1

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

GEVO, INC. as “Seller”	[ ] as “Additional Buyer”

By:	By:
Name:	Name:
Title:	Title:

Signature Page – Joinder Agreement